Exhibit 5.3

CAMILLERI, DELIA, RANDON & ASSOCIATES

Dr. Mark Camilleri LL.D.	13/16 Vincenti Buildings Strait
Dr. Benedict Delia LL.D.	Street, Valletta VLT 1432, Malta
Dr. Robert Radmilli B.A., M.Jur., LL.D	Tel: (+356) 21-234128
Fax: (+356) 21-240021
Email: camco@camco.com.mt

Date: July 20th, 2012

Navios Maritime Holdings Inc.

85 Akti Miaouli Street

Piraeus, Greece 185 38

Re: Hestia Shipping Ltd. and NAV Holdings Limited

Ladies and Gentlemen:

We are licensed to practice law in the Republic of Malta and are members in good standing of the Chamber of Advocates.

We have acted as Malta counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”) and the Covered Guarantors (as defined below) in connection with the offer by the Company and Navios Maritime Finance (US) Inc., a Delaware corporation (“NMFI” and together with the Company, the “Co-Issuers”) to exchange up to US$88,000,000 in aggregate principal amount of the Co-Issuers new 8 7/8% First Priority Ship Mortgage Notes due 2017 (the “Notes”) which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 7/8% First Priority Ship Mortgage Notes due 2017 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” As used herein, the “Covered Guarantors” means Hestia Shipping Ltd. and NAV Holdings Limited.

In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies of:

1.	the Indenture dated November 2, 2009 by and among the Co-Issuers, the guarantors party thereto and Wells Fargo Bank N.A., as Trustee and Collateral Trustee with respect to the 8 7/8% First Priority Ship Mortgage Notes due 2017 as supplemented from time to time (the “Indenture”);

2.	the Notes; and

3.	the Notation of Guarantee (as defined in the Indenture).

The documents referred to in Items 1, 2 and 3 above are referred to herein as the “Documents.”

We have also examined and relied upon originals, or copies certified to our satisfaction, of all such records, documents, certificates of officers of the Covered Guarantors and of public officials and such other instruments, and made such other inquiries as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Documents and certificates of officers of the Company and the Covered Guarantors. We have further assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Malta are concerned:

(i) Each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Malta.

(ii) Each Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents.

(iii) Each Covered Guarantor has duly authorized, executed and delivered the Documents.

(iv) No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by any Covered Guarantor under the laws of the Republic of Malta in connection with its execution and delivery of the Documents or the performance by it of its obligations thereunder other than those that have been obtained or made.

(v) The execution, delivery and performance of the Documents to which the Covered Guarantors are a party does not and will not result in any violation of the provisions of the charter or bylaws of the Covered Guarantors, as applicable, or any applicable Maltese law, statute, rule, regulation, judgment, order, unit or decree known to us, or any Maltese government, government instrumentality or court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully,

/s/ DR. MARK CAMILLERI LL.D.
Dr. Mark Camilleri LL.D.
Camilleri, Delia, Randon & Associates